Exhibit 10.1

Gosse Bruinsma, M.D.

Chief Operating Officer

Axonyx Inc.

825 Third Avenue, 40th Floor

New York, NY 10022

October 11, 2002

Dear Dr. Bruinsma:

Reference is made to the Research and License Agreement between New York University (“NYU”) and Axonyx, Inc. (“Corporation”) dated April 1, 1997 (the “License Agreement”).  This letter (the “Fourth Amendment”) sets forth our understanding regarding an amendment to the provisions of the License Agreement concerning Axonyx’s Development Plan pursuant to Section 10 and milestone payments pursuant to Section 8 of the License Agreement.  Such Amendment will be effective as of the date hereof.  Terms which are defined in the License Agreement and the Second and Third Amendments dated March 19, 1999 and February 2000 are used herein as so defined.

The parties hereby agree to amend the License Agreement as follows:

1.                                       Releases and Waiver of Default.  CORPORATION acknowledges that it has not carried out the development of Licensed Products in accordance with the schedule provided in the Development Plan attached as Appendix III of the License Agreement.  NYU hereby agrees to release CORPORATION from all claims and/or causes of action with respect to CORPORATION’s failure to develop Licensed Products in accordance with the Schedule provided in the Development Plan, as of the date of this letter, provided that CORPORATION shall fully perform the terms of this Fourth Amendment.  In addition, CORPORATION releases NYU from any claims and/or causes of action with respect to the License Agreement to the date of this letter.

2.                                       Revised Development Plan. No later than December 31, 2002, CORPORATION shall provide to NYU a revised written Development Plan, reasonably acceptable to NYU, which shall include as milestones: (a) the commencement of clinical trials of a Licensed Product in the U.S. or Europe by June 30, 2003; (b) the receipt of approval to market such Products in at least the U.S. and Europe by December 31, 2009; and (c) detailed milestones for each intermediate year.

3.                                       Development Reports.  The next report, following execution of this agreement, shall be due 90 days after the 6 month period ending October 1, 2002 i.e. due December 31, 2002) and shall report on all development activities carried out by

CORPORATION and its sublicensees since the Effective Date and shall specifically identify all Licensed Products under development.  CORPORATION shall provide NYU with written reports in accordance with Section 10(d).  If the anticipated progress or reported progress differs from that projected in Section 2 of this amendment 4, CORPORATION shall explain the reasons for such differences and proposed amendments, acceptance of which by NYU shall not be denied unreasonably.

4.                                       Milestone Payments.  Section 8(a)(1) is hereby amended such that the payments due upon achievement of milestones in the U.S. shall also be due upon the achievement of the comparable milestone in any country.  Specifically, the $25,000 milestone, payable once for each Licensed Product referred to in Section 8(a)(1), shall be due upon the earlier of (a) the milestone as currently written,  (b) the approval to commence a clinical trial anywhere in the world, or (c) the commencement of a clinical trial anywhere in the world.  The $150,000 milestone shall be due upon the earlier of (a) the milestone as currently written,  (b) the approval to market a Licensed Product anywhere in the world, or (c) the commencement of marketing a Licensed Product anywhere in the world.

5.                                       In all other respects, the Research and License Agreement together with the Capitalization and Second and Third Amendements shall remain in full force and effect and shall not be modified hereby.

If the foregoing accurately sets forth our understanding, please so signify by signing below and returning a copy of this letter, whereupon it will take effect as an amendment to the License Agreement.

Sincerely,

/s/ Abram M. Goldfinger
Abram M. Goldfinger

ACCEPTED AND AGREED

AXONYX, INC.

By:	/s/ Gosse B. Bruinsma, M.D.

Date:	October 11, 2002